Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249981

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated December 9, 2020)

Fisker Inc.

Up to 133,785,596 Shares of Class A Common Stock

Up to 27,760,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 9,360,000 Warrants

This prospectus supplement supplements the prospectus dated December 9, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-249981). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in or filed as an exhibit to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 25, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of up to 27,760,000 shares of our Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), which consists of (i) up to 9,360,000 shares of Class A Common Stock that are issuable upon the exercise of 9,360,000 warrants (the “Private Warrants”) originally issued in a private placement in connection with the IPO (as defined in the Prospectus) of Spartan Energy Acquisition Corp. (“Spartan”), at an exercise price of $11.50 per share of Class A Common Stock, and (ii) up to 18,400,000 shares of Class A Common Stock that are issuable upon the exercise of 18,400,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) originally issued in the IPO of Spartan, at an exercise price of $11.50 per share of Class A Common Stock.

The Prospectus and this prospectus supplement also relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to 133,785,596 shares of Class A Common Stock, including (i) 28,356,906 shares of Class A Common Stock issued pursuant to the Business Combination Agreement (as defined in the Prospectus) as Merger Consideration (as defined in the Prospectus), (ii) 13,358,824 Conversion Shares (as defined in the Prospectus), (iii) 9,360,000 shares of Class A Common Stock that may be issued upon exercise of the Private Warrants, (iv) 13,235,412 Executive Shares (as defined in the Prospectus), (v) up to 19,474,454 shares of Class A Common Stock that may be issued upon exercise of 19,474,454 warrants originally issued in a private placement to Magna International Inc. in connection with entering into a cooperation agreement, at an exercise price of $0.01 per share of Class A Common Stock (the “Magna Warrants”), and (vi) 50,000,000 PIPE Shares (as defined in the Prospectus).

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “FSR” and “FSR WS,” respectively. On February 24, 2021, the closing price of our Class A Common Stock was $22.58 and the closing price for our Public Warrants was $11.16.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 25, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2021

FISKER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38625	82-3100340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1888 Rosecrans Avenue

Manhattan Beach, California 90266

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (833) 434-7537

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	FSR	New York Stock Exchange
Warrants to purchase Class A Common Stock	FSR WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

Fisker Inc. (the “Company”) is filing this Current Report on Form 8-K for the purpose of updating the prospectus, dated December 9, 2020, pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended, relating to the registration statement on Form S-1 (No. 333-251657), filed with the Securities and Exchange Commission on December 9, 2020.

The Company is filing with this Current Report on Form 8-K as Exhibit 99.1 the following financial information: Unaudited Condensed Consolidated Statements of Operations for the three months ended December 31, 2020 and 2019 and for the fiscal years ended December 31, 2020 and 2019, Unaudited Condensed Consolidated Balance Sheets as of December 31, 2020 and 2019 and Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended December 31, 2020 and 2019 and the fiscal years ended December 31, 2020 and 2019.

Item 9.01	Financial Statements and Exhibits.

(d)    List of Exhibits.

Exhibit No.	Description

99.1	Unaudited Condensed Consolidated Statements of Operations for the three months ended December 31, 2020 and 2019 and for the fiscal years ended December 31, 2020 and 2019, Unaudited Condensed Consolidated Balance Sheets as of December 31, 2020 and 2019 and Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended December 31, 2020 and 2019 and the fiscal years ended December 31, 2020 and 2019.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISKER INC.

Date: February 25, 2021	By:	/s/ Geeta Gupta
Geeta Gupta
Chief Financial Officer

Exhibit 99.1

Fisker Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(amounts in thousands, except share and per share data)

	Three Months Ended Dec. 31,		Years Ended December 31,
	2020	2019	2020	2019
Operating costs and expenses:
General and administrative	$14,216	$743	$22,272	$3,626
Research and development	17,090	2,019	21,052	6,962

Total operating costs and expenses	31,306	2,763	43,324	10,588

Loss from operations	(31,306)	(2,763)	(43,324)	(10,588)
Other income (expense):
Other income (expense)	196	(25)	346	(33)
Interest expense	(284)	(158)	(1,610)	(178)
Changes in fair value - convertible equity security & embedded derivative	19,356	(71)	(10,053)	(80)

Total other income (expense)	19,269	(254)	(11,317)	(291)

Net loss	$(12,037)	$(3,017)	$(54,641)	$(10,879)

Basic and Diluted net loss per share	$(0.05)	$(0.03)	$(0.40)	$(0.10)
Basic and Diluted weighted average common shares outstanding	223,116,142	105,388,078	135,034,921	105,343,914

Fisker Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands, except share and per share data)

	As of December 31,
	2020	2019
Current assets:
Cash and cash equivalents	$991,158	$1,858
Prepaid expenses and other current assets	9,872	18

Total current assets	1,001,029	1,876

Non-current assets:
Property and equipment, net	945	65
Right of use asset, net	2,548	135
Other non-current assets	1,329	—
Intangible asset	58,041	—

Total noncurrent assets	62,862	200

Total assets	$1,063,892	$2,076

Current liabilities:
Accounts payable	$5,158	$2,135
Accrued expenses	7,408	928
Lease liabilities (short term)	655	144
Founders demand note payable	—	250

Total current liabilities	13,220	3,456

Non-current liabilities:
Customer deposits	3,527	946
Bridge notes payable	—	3,797
Lease liabilities	1,912	—

Total non-current liabilities	5,439	4,743

Total liabilities	18,659	8,199

Temporary equity	—	11,021
Stockholder’s equity (deficit)	1,045,232	(17,143)

Total liabilities and equity	$1,063,892	$2,076

Fisker Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(amounts in thousands, except share and per share data)

	Three Months Ended Dec. 31,		Years Ended December 31,
	2020	2019	2020	2019
Cash flows from Operating Activities
Net loss	$(12,037)	$(3,017)	$(54,641)	$(10,879)
Stock-based comp	377	42	711	85
Depreciation and Amortization	51	6	77	25
Change in operating assets and liabilities	206	383	395	3,151
Other operating activities	(18,660)	237	15,452	358

Net cash used in operating activities	(30,064)	(2,349)	(38,006)	(7,260)

Cash flows from Investing Activities
Purchase of property and equipment	(453)	—	(677)	(14)

Net cash used in investing activities	(453)	—	(677)	(14)

Cash flows from Financing Activities
Proceeds from issuance of bridge notes	—	2,496	5,372	3,579
Proceeds from issuance of convertible security	—	—	46,500	—
Proceeds from exercise of warrants / stock options	4	2	87	8
Proceeds from share issuance, net	976,694	—	976,023	—

Net cash provided by financing activities	976,699	2,498	1,027,982	3,586

Net increase / (decrease) in cash and cash equivalents	946,181	149	989,300	(3,688)
Cash and cash equivalents, beginning of period	44,976	1,710	1,858	5,546

Cash and cash equivalents, end of period	$991,158	$1,858	$991,158	$1,858